Exhibit 8.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2475 Hanover Street | Palo Alto, CA 94304-1114 | Tel: 650.233.4500 | Fax: 650.233.4545

November 23, 2009

Headwaters Incorporated

10653 South River Front Parkway

Suite 300

South Jordan, UT 84095

Ladies and Gentlemen:

We have acted as counsel to Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-4 filed November 23, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of $328,250,000 aggregate principal amount of 11 3/ 8% Senior Secured Notes due 2014.

We are of the opinion that the statements set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as those statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP